Exhibit 23.3

October 6, 2011

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”). Our opinion as to the United States federal income taxation treatment of the Notes is set forth in the pricing supplements related to the Notes identified on Annex A hereto (the “Pricing Supplements”) and the applicable portions of product supplement No. STR-1 dated February 24, 2011 and product supplement No. ARN-3 dated January 28, 2011. We hereby consent to the reference to our opinion in the Pricing Supplements. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Title of Notes	Date of Pricing Supplement	Date of Issue of Note

$68,837,100 aggregate principal amount of Accelerated Return Notes® Linked to the NYSE Arca Gold Miners Index, due November 30, 2012	September 29, 2011	October 6, 2011

$27,540,660 aggregate principal amount of Accelerated Return Notes® Linked to the Russell 2000® Index, due November 30, 2012	September 29, 2011	October 6, 2011

$22,056,830 aggregate principal amount of Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due October 9, 2012	September 29, 2011	October 6, 2011

$90,776,290 aggregate principal amount of Accelerated Return Notes® Linked to the S&P 500® Index, due November 30, 2012	September 29, 2011	October 6, 2011

$24,386,350 aggregate principal amount of Accelerated Return Notes® Linked to the S&P MidCap 400® Index, due November 30, 2012	September 29, 2011	October 6, 2011

$20,240,920 aggregate principal amount of Accelerated Return Notes® Linked to the MSCI EAFE Index, due November 30, 2012	September 29, 2011	October 6, 2011